Exhibit 99.1

11000 Equity Drive, #300 Houston, TX 77041-8240 NYSE: SPN (281) 999-0047

FOR FURTHER INFORMATION CONTACT:

David Dunlap, President and CEO, (281) 999-0047;

Robert Taylor, CFO or Greg Rosenstein, EVP of Corporate Development, (504) 587-7374

Superior Energy Services, Inc. Announces First Quarter 2013 Results

Houston – April 25, 2013 – Superior Energy Services, Inc. (NYSE: SPN) today announced net income of $63.7 million, or $0.40 per diluted share, on revenue of $1,135.5 million for the first quarter of 2013.

These results compare with the first quarter of 2012 net income from continuing operations of $70.2 million, or $0.55 per diluted share, and net income of $53.9 million, or $0.42 per diluted share, on revenue of $966.8 million. The first quarter of 2012 included only a partial quarter from the legacy Complete Production Services businesses which are contained within the Onshore Completion and Workover and Production Services segments, making comparisons of the first quarter 2013 and 2012 for those segments less meaningful.

David Dunlap, President and CEO of the Company, commented, “Our first quarter results came in at the midpoint of our expectations. Lower general and administrative expense partially offset lower gross profit and higher depreciation. Our goal has been to both reduce and defer expenditures until we see indications of increased drilling and completion activity in the U.S. land markets. For example, we limited our capital additions to $130 million for the quarter, well under our originally planned $200 million.

“Modest increases in completions activity toward the end of the first quarter, coupled with continued improvement in our pressure pumping business yielded sequential increases in revenue and income from operations as a percentage of revenue (“operating margin”) in our Onshore Completion and Workover Services segment. These were offset in part by sequential declines in operating margin in our other three segments. The Subsea and Technical Solutions segment was adversely impacted by anticipated seasonality in the shallow water Gulf of Mexico and offshore Asia Pacific market areas, as well as low profit margins on certain decommissioning projects in the Gulf of Mexico.”

First Quarter 2013 Geographic Breakdown

U.S. land market revenue was approximately $732.8 million in the first quarter of 2013, as compared with $642.8 million in the first quarter of 2012 and $730.2 million in the fourth quarter of 2012. Gulf of Mexico revenue was approximately $208.0 million, as compared with $153.0 million in the first quarter of 2012 and $212.7 million in the fourth quarter of 2012. International revenue was approximately $194.7 million, as compared with $171.1 million in the first quarter of 2012 and $235.3 million in the fourth quarter of 2012.

Drilling Products and Services Segment

Drilling Products and Services segment revenue was $194.0 million, a 2% increase from first quarter 2012 revenue of $189.4 million and a 1% increase from fourth quarter 2012 revenue of $192.7 million.

The primary factor driving the higher sequential revenue in this segment was a 4% increase in international market revenue to $50.1 million due to increased rentals of accommodations in Europe. Gulf of Mexico market revenue increased 2% sequentially to $69.9 million due to increased specialty rentals, while U.S. land market revenue decreased 2% to $74.0 million primarily due to lower demand for premium drill pipe and accommodations, partially offset by an increase in demand for bottom hole assemblies.

Onshore Completion and Workover Services Segment

Onshore Completion and Workover Services segment revenue in the first quarter was $426.0 million, a 52% increase from first quarter 2012 revenue of $279.7 million, and a 2% increase from fourth quarter 2012 revenue of $417.7 million. Virtually all of the revenue in this segment is generated from U.S. land market areas.

On a sequential basis, revenue increases from pressure pumping and well service rigs were partially offset by a decline in fluid management revenue. The increase in pressure pumping revenue was due to additional utilization of contracted fleets, while well service rig revenue was higher as a result of increased utilization and pricing in certain basins. The decline in fluid management revenue was associated with reduced demand for transportation and storage assets.

Production Services Segment

Production Services segment revenue was $367.4 million, a 4% increase from first quarter 2012 revenue of $354.0 million and a 1% decline from fourth quarter 2012 revenue of $369.3 million.

U.S. land market revenue declined 3% sequentially to $216.7 million, primarily due to reduced demand for pressure control, remedial pumping and snubbing services, which was partially offset by an increase in wireline services. Revenue from coiled tubing services was unchanged in the U.S. land market. International market revenue increased 7% to $96.8 million due to increased production testing activity in Argentina, remedial pumping in Brazil and cementing activity from our recent acquisition in Colombia. Gulf of Mexico revenue declined 5% to $53.9 million primarily due to seasonal factors in the shallow water market area.

Subsea and Technical Solutions Segment

Subsea and Technical Solutions segment revenue was $148.1 million, a 3% increase from first quarter 2012 revenue of $143.8 million and a 25% decrease from fourth quarter 2012 revenue of $198.5 million.

Gulf of Mexico market revenue decreased 4% sequentially to $84.1 million due to seasonal factors resulting in lower activity levels for well control services and well and platform decommissioning services. International market revenue declined 50% to $47.8 million as a result of lower subsea construction and well control activity. U.S. land market revenue increased 8% sequentially to $16.2 million.

2013 Earnings Guidance Update

The Company maintains its prior earnings per share guidance range of $1.85 to $2.35.

Dunlap commented, “We maintained our prior guidance as the visibility regarding variables driving the range of potential outcomes – specifically the timing and intensity of utilization and rig activity in the U.S. land market areas – is still unknown. Our first quarter results came in as expected and we are certainly encouraged by what we experienced towards the latter stages of the quarter for certain completions-related services.”

Conference Call Information

The Company will host a conference call at 10 a.m. Central Time on Friday, April 26, 2013. The call can be accessed from Company’s website at www.superiorenergy.com, or by telephone at 480-629-9645. For those who cannot listen to the live call, a telephonic replay will be available through Friday, May 10, 2013 and may be accessed by calling 303-590-3030 and using the pass code 4613819#. An archive of the webcast will be available after the call for a period of 60 days at www.superiorenergy.com.

Superior Energy Services, Inc. serves the drilling, completion and production-related needs of oil and gas companies worldwide through its brand name drilling products and its integrated completion and well intervention services and tools, supported by an engineering staff who plan and design solutions for customers.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the uncertainty of macroeconomic and business conditions worldwide, as well as the global credit markets; risks associated with the Company’s rapid growth; risks associated with the integration of the Completion Production Services Inc.’s operations; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by the Company or any other person that the projected outcomes can or will be achieved.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Three Months Ended March 31, 2013 and 2012

(in thousands, except earnings per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2013	2012
Revenues	$1,135,479	$966,837
Cost of services (exclusive of items shown separately below)	707,487	546,767
Depreciation, depletion, amortization and accretion	149,634	102,596
General and administrative expenses	150,164	176,021

Income from continuing operations	128,194	141,453
Other income (expense):
Interest expense, net	(27,540)	(30,494)
Other	500	401

Income from continuing operations before income taxes	101,154	111,360
Income taxes	37,427	41,203

Net income from continuing operations	63,727	70,157
Loss from discontinued operations, net of income tax	—	(16,237)

Net income	$63,727	$53,920

Basic earnings per share:
Net income from continuing operations	$0.40	$0.56
Loss from discontinued operations	—	(0.13)

Net income	$0.40	$0.43

Diluted earnings per share:
Net income from continuing operations	$0.40	$0.55
Loss from discontinued operations	—	(0.13)

Net income	$0.40	$0.42

Weighted average common shares used in computing earnings per share:
Basic	158,946	125,542

Diluted	160,433	127,344

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2013 AND DECEMBER 31, 2012

(in thousands)

	3/31/2013	12/31/2012
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$77,075	$91,199
Accounts receivable, net	1,030,674	1,027,218
Deferred income taxes	27,317	34,120
Prepaid expenses	93,936	93,190
Inventory and other current assets	244,090	214,630

Total current assets	1,473,092	1,460,357

Property, plant and equipment, net	3,220,215	3,255,220
Goodwill	2,547,497	2,532,065
Notes receivable	45,558	44,838
Intangible and other long-term assets, net	503,022	510,406

Total assets	$7,789,384	$7,802,886

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$238,739	$252,363
Accrued expenses	331,520	346,490
Income taxes payable	39,371	153,212
Current maturities of long-term debt	20,000	20,000

Total current liabilities	629,630	772,065

Deferred income taxes	759,908	745,144
Decommissioning liabilities	94,565	93,053
Long-term debt, net	1,844,584	1,814,500
Other long-term liabilities	169,523	147,045
Total stockholders’ equity	4,291,174	4,231,079

Total liabilities and stockholders’ equity	$7,789,384	$7,802,886

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

SEGMENT HIGHLIGHTS

THREE MONTHS ENDED MARCH 31, 2013, DECEMBER 31, 2012, AND MARCH 31, 2012

(unaudited)

(in thousands)

	Three months ended,
	March 31, 2013	December 31, 2012	March 31, 2012
Revenue
Drilling Products and Services	$193,979	$192,677	$189,357
Onshore Completion and Workover Services	425,983	417,738	279,676
Production Services	367,397	369,341	354,041
Subsea and Technical Solutions	148,120	198,491	143,763

Total Revenues	$1,135,479	$1,178,247	$966,837

	March 31, 2013	December 31, 2012	March 31, 2012
Gross Profit (1)
Drilling Products and Services	$129,334	$127,834	$126,791
Onshore Completion and Workover Services	144,244	144,626	94,014
Production Services	114,342	120,228	156,026
Subsea and Technical Solutions	40,072	62,745	43,239

Total Gross Profit	$427,992	$455,433	$420,070

	March 31, 2013	December 31, 2012 (2)	March 31, 2012 (3)
Income from Continuing Operations
Drilling Products and Services	$56,597	$57,424	$57,229
Onshore Completion and Workover Services	49,708	46,904	12,391
Production Services	28,347	32,015	73,762
Subsea and Technical Solutions	(6,458)	10,287	(1,929)

Total Income from Continuing Operations	$128,194	$146,630	$141,453

(1)	Gross profit is calculated by subtracting cost of services (exclusive of depreciation, depletion, amortization and accretion) from revenue for each of the Company’s segments.
(2)	Includes $2.1 million of additional consideration for an acquisition based on the acquired company exceeding performance goals.
(3)	Includes $29.0 million of transaction-related expenses.